EXHIBIT 99.02

Press Release

For Immediate Release

May 9, 2012

SHARON O’KEEFE REPLACES DON WOOD ON

GOVERNANCE AND NOMINATING COMMITTEE

SAN JOSE, Calif. — May 9, 2012 — Vocera Communications, Inc. (NYSE: VCRA), a provider of mobile communication solutions focused on addressing critical communication challenges facing hospitals, announced that Sharon L. O’Keefe will join the Governance and Nominating Committee. The appointment was approved during the regularly scheduled Board of Directors meeting on May 8, 2012. Ms. O’Keefe, President of the University of Chicago Medical Center, has served on the Vocera Board of Directors since March 2012.

The company also announced that on May 7, 2012, Donald F. Wood advised the Board of Directors of Vocera of his election to leave the company’s Board of Directors, effective immediately. Mr. Wood joined the company’s Board in November 2000 in connection with the investment in the company by Vanguard Ventures, of which Mr. Wood is a general partner.

“Don has been an investor and extremely valuable Director with Vocera over the last 12 years” said Bob Zollars, chairman and chief executive officer of Vocera. We appreciate all of his contributions and will always consider him part of the Vocera family.”

About Vocera

Vocera provides mobile communication solutions addressing critical communication challenges facing hospitals today. We help our customers improve patient safety and satisfaction, and increase hospital efficiency and productivity through our Voice Communication, Secure Messaging and Care Transition solutions. Exclusively endorsed by the American Hospital Association, the Vocera solutions are installed in more than 800 hospitals and healthcare facilities worldwide. The company is headquartered in San Jose, Calif., with offices in Tennessee, Canada and the United Kingdom. For more information, visit www.vocera.com.

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Media Contact

Victoria Holl

Vocera

Phone: 408.882.5656

Email: VHoll@vocera.com